Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207952

STEADFAST APARTMENT REIT III, INC.
SUPPLEMENT NO. 4 DATED MAY 26, 2016
TO THE PROSPECTUS DATED FEBRUARY 5, 2016

This document supplements, and should be read in conjunction with, our prospectus dated February 5, 2016, as supplemented by Supplement No. 1, dated May 13, 2016, Supplement No. 2, dated May 17, 2016, and Supplement No. 3, dated May 23, 2016, relating to our offering of up to $1,300,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 4 shall have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 4 is to describe the following:

•	the status of our public offering; and
•	updates to the distribution and shareholder servicing fee.

Status of Our Public Offering

We commenced our initial public offering of up to $1,300,000,000 in shares of our common stock on February 5, 2016. We are offering $1,000,000,000 in shares of our common stock to the public in our primary offering, consisting of Class A common shares and Class T common shares, and $300,000,000 in shares of our common stock to our stockholders pursuant to our distribution reinvestment plan, consisting of Class A common shares and Class T common shares. As of May 23, 2016, we had received and accepted investors’ subscriptions for and issued 96,664 shares of our Class A common stock and zero shares of our Class T common stock in our public offering, resulting in gross offering proceeds of approximately $2,191,428.

As of May 23, 2016, approximately 40,902,916 shares of our common stock remained available for sale to the public under our initial public offering, excluding shares available under our distribution reinvestment plan. We will sell shares of our common stock in our initial public offering until the earlier of February 5, 2018, unless extended, or the date on which the maximum offering amount has been sold.

Updates to the Distribution and Shareholder Servicing Fee

The following supersedes and replaces footnote (1) to the table contained in the “Questions and Answers About This Offering – Q: Why are you offering two classes of your common stock, and what are the similarities and differences between the classes?” section of our prospectus beginning on page 2.

(1)
With respect to Class T shares, the distribution and shareholder servicing fee is 1.125%, annualized, of the purchase price per Class T share (or, once reported, the amount of our estimated value per share) for each Class T share purchased in the primary offering. The distribution and shareholder servicing fee will accrue daily and be paid monthly in arrears. We will cease paying the distribution and shareholder servicing fee (and cease deducting this fee from amounts otherwise available for distribution to a Class T stockholder) with respect to a Class T share sold in our primary offering at the earlier of (i) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of shares in our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan); (ii) the sixth anniversary of the last day of the fiscal quarter in which our initial public offering (excluding our distribution reinvestment plan) terminates; (iii) the end of the month in which our transfer agent, on behalf of the Company, determines that total underwriting compensation, including selling commissions, dealer manager fees, the distribution and shareholder servicing fee and other elements of underwriting compensation with respect to such Class T share, would be in excess of 10% of the total gross investment amount at the time of purchase of such Class T share in our primary offering; and (iv) the sale of the Company or the sale of all or substantially all of the Company’s assets. We will not pay the distribution and shareholder servicing fee with respect to Class T shares issued under our distribution reinvestment plan. In the case of a Class T share purchased in the primary offering at a price equal to $23.81, the maximum distribution and shareholder servicing fee that may be paid on that Class T share will be equal to approximately $1.07, assuming a constant per share offering price or estimated value per share, as applicable, of $23.81. Total underwriting compensation, including selling commissions, dealer manager fees, the distribution and shareholder servicing fee and other elements of underwriting compensation, would be approximately 10% of gross offering proceeds from the sale of shares in our primary offering and would not exceed FINRA’s 10% cap on aggregate underwriting compensation. Although we cannot predict the length of time over which the distribution and shareholder servicing fee will be paid due to potential changes in the estimated value per share of our Class T shares, such fee would be paid over approximately four years from the date of purchase, assuming a constant per share offering price or estimated value per share, as applicable, of $23.81 per Class T share.

The following supersedes and replaces the second bullet point in the “Questions and Answers About This Offering – Q: Why are you offering two classes of your common stock, and what are the similarities and differences between the classes? – Class T Shares” section of our prospectus on page 3.

•
Class T shares purchased in the primary offering pay a distribution and shareholder servicing fee of 1.125%, annualized, of the purchase price per Class T share (or, once reported, the amount of our estimated value per share) for each Class T share purchased in our primary offering, which may increase the cost of your investment and may cost you more than paying other types of sales commissions. The distribution and shareholder servicing fee will accrue daily and be paid monthly in arrears. We will cease paying the distribution and shareholder servicing fee (and cease deducting this fee from amounts otherwise available for distribution to a Class T stockholder) with respect to a Class T share sold in our primary offering at the earlier of (i) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of shares in our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan); (ii) the sixth anniversary of the last day of the fiscal quarter in which our initial public offering (excluding our distribution reinvestment plan) terminates; (iii) the end of the month in which our transfer agent, on behalf of the Company, determines that total underwriting compensation, including selling commissions, dealer manager fees, the distribution and shareholder servicing fee and other elements of underwriting compensation with respect to such Class T share, would be in excess of 10% of the total gross investment amount at the time of purchase of such Class T share in our primary offering; and (iv) the sale of the Company or the sale of all or substantially all of the Company’s assets.

The following row supersedes and replaces the corresponding row in the table contained in the “Prospectus Summary – Compensation to Our Advisor and Its Affiliates” section of our prospectus beginning on page 15 and the table contained in the “Management Compensation” section of our prospectus beginning on page 99.

Distribution and Shareholder Servicing Fee—Dealer Manager
1.125%, annualized, of the purchase price per Class T share (or, once reported, the amount of our estimated value per share) for each Class T share purchased in the primary offering. The distribution and shareholder servicing fee will accrue daily and be paid monthly in arrears. We will cease paying the distribution and shareholder servicing fee (and cease deducting this fee from amounts otherwise available for distribution to a Class T stockholder) with respect to a Class T share sold in our primary offering at the earlier of (i) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of shares in our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan); (ii) the sixth anniversary of the last day of the fiscal quarter in which our initial public offering (excluding our distribution reinvestment plan) terminates; (iii) the end of the month in which our transfer agent, on behalf of the Company, determines that total underwriting compensation, including selling commissions, dealer manager fees, the distribution and shareholder servicing fee and other elements of underwriting compensation with respect to such Class T share, would be in excess of 10% of the total gross investment amount at the time of purchase of such Class T share in our primary offering; and (iv) the sale of the Company or the sale of all or substantially all of the Company’s assets. We cannot predict if or when this will occur. The dealer manager will reallow 88.89% of the ongoing distribution and shareholder servicing fee (i.e., 1% of the 1.125%) to the participating dealer who initially sold the Class T shares.
Actual amounts are dependent upon the number of Class T shares purchased, and therefore, cannot be determined at the present time.

The following supersedes and replaces the “Risk Factors – Investors who subscribe for shares of our Class T common stock in the early stages of our offering will pay more distribution and shareholder servicing fees than investors who subscribe for shares of Class T common stock near the termination of our offering” section of our prospectus beginning on page 29.

Investors who subscribe for shares of our Class T common stock in the early stages of our offering will pay more distribution and shareholder servicing fees than investors who subscribe for shares of Class T common stock near the termination of our offering.

With respect to Class T shares that are sold in this offering, we will pay the dealer manager a distribution and shareholder servicing fee that accrues daily and is paid monthly in arrears, equal to 1/365th of 1.125% of the amount of the purchase price per Class T share (or, once reported, the amount of our estimated value per share) of Class T shares sold in our primary offering. We will cease paying the distribution and shareholder servicing fee (and cease deducting this fee from amounts otherwise available for distribution to a Class T stockholder) with respect to a Class T share sold in our primary offering at the earlier of (i) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of shares in our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan); (ii) the sixth anniversary of the last day of the fiscal quarter in which our initial public offering (excluding our distribution reinvestment plan) terminates; (iii) the end of the month in which our transfer agent, on behalf of the Company, determines that total underwriting compensation, including selling commissions, dealer manager fees, the distribution and shareholder servicing fee and other elements of underwriting compensation with respect to such Class T share, would be in excess of 10% of the total gross investment amount at the time of purchase of such Class T share in our primary offering; and (iv) the sale of the Company or the sale of all or substantially all of the Company’s assets.

Since we cannot determine if or when aggregate underwriting compensation from all sources will equal 10%, holders of Class T shares may continue to pay such distribution and shareholder servicing fee for an extended period of time. Therefore, investors who subscribe for Class T shares in the early stages of the offering will pay a higher aggregate amount of distribution and shareholder servicing fees than those investors who subscribe for Class T shares closer to the termination of the offering.

The following supersedes and replaces the “Description of Capital Stock – Common Stock – Class T Shares” section of our prospectus on page 131.

Class T Shares

Each Class T share sold in our primary offering will be subject to a sales commission of 3% per share and a dealer manager fee of up to 2.5% per share. In addition, we will pay an ongoing distribution and shareholder servicing fee to our dealer manager with respect to Class T shares sold in our primary offering. The distribution and shareholder servicing fee will accrue daily in an amount equal to 1/365th of 1.125% of the purchase price per share (or, once reported, the amount of our estimated value per share) of Class T shares sold in our primary offering and will be paid monthly. We will cease paying the distribution and shareholder servicing fee (and cease deducting this fee from amounts otherwise available for distribution to a Class T stockholder) with respect to a Class T share sold in our primary offering at the earlier of (i) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of shares in our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan); (ii) the sixth anniversary of the last day of the fiscal quarter in which our initial public offering (excluding our distribution reinvestment plan) terminates; (iii) the end of the month in which our transfer agent, on behalf of the Company, determines that total underwriting compensation, including selling commissions, dealer manager fees, the distribution and shareholder servicing fee and other elements of underwriting compensation with respect to such Class T share, would be in excess of 10% of the total gross investment amount at the time of purchase of such Class T share in our primary offering; and (iv) the sale of the Company or the sale of all or substantially all of the Company’s assets. We cannot predict if or when this would occur. We will not pay sales commissions, dealer manager fees or distribution and shareholder servicing fees on Class T shares sold pursuant to our distribution reinvestment plan. In the case of a Class T share purchased in the primary offering at a price equal to $23.81, the maximum distribution and shareholder servicing fee that may be paid on that Class T share will be equal to approximately $1.07, assuming a constant per share offering price or estimated value per share, as applicable, of $23.81. Total underwriting compensation, including selling commissions, dealer manager fees, the distribution and shareholder servicing fee and other elements of underwriting compensation, would be approximately 10% of gross offering proceeds from the sale of shares in our primary offering and would not exceed FINRA’s 10% cap on aggregate underwriting compensation.

The following supersedes and replaces the second paragraph in the “Plan of Distribution – Dealer Manager and Participating Broker-Dealer Compensation and Terms” section of our prospectus beginning on page 169.

As additional compensation for selling shares and for ongoing stockholder services, our dealer manager will receive an annualized distribution and shareholder servicing fee of 1.125% of the purchase price per Class T share (or, once reported, the amount of our estimated value per share) for each Class T share purchased in the primary offering. The distribution and shareholder servicing fee will accrue daily and be paid monthly in arrears. The dealer manager will reallow 88.89% of the ongoing distribution and shareholder servicing fee (i.e., 1% of the 1.125%) to the participating dealer who initially sold the Class T shares. We will also reimburse the dealer manager for reimbursements it may make to participating broker-dealers for bona fide due diligence expenses that are included in detailed and itemized invoices. In the event that a stockholder redeems all or a portion of their Class T shares, our dealer manager may elect to adjust the amount of the distribution and shareholder servicing fee that is re-allowed to such stockholder’s participating broker-dealer to reflect the fact that such Class T shares are no longer outstanding. We will cease paying the distribution and shareholder servicing fee (and cease deducting this fee from amounts otherwise available for distribution to a Class T stockholder) with respect to a Class T share sold in our primary offering at the earlier of (i) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of shares in our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan); (ii) the sixth anniversary of the last day of the fiscal quarter in which our initial public offering (excluding our distribution reinvestment plan) terminates; (iii) the end of the month in which our transfer agent, on behalf of the Company, determines that total underwriting compensation, including selling commissions, dealer manager fees, the distribution and shareholder servicing fee and other elements of underwriting compensation with respect to such Class T share, would be in excess of 10% of the total gross investment amount at the time of purchase of such Class T share in our primary offering; and (iv) the sale of the Company or the sale of all or substantially all of the Company’s assets. We cannot predict if or when this will occur. In the case of a Class T share purchased in the primary offering at a price equal to $23.81, the maximum distribution and shareholder servicing fee that may be paid on that Class T share will be equal to approximately $1.07, assuming a constant per share offering price or estimated value per share, as applicable, of $23.81. Total underwriting compensation, including selling commissions, dealer manager fees, the distribution and shareholder servicing fee and other elements of underwriting compensation, would be approximately 10% of gross offering proceeds from the sale of shares in our primary offering and would not exceed FINRA’s 10% cap on aggregate underwriting compensation.

The following supersedes and replaces footnote (1) to the table contained in the “Plan of Distribution – Dealer Manager and Participating Broker-Dealer Compensation and Terms” section of our prospectus beginning on page 169.

(1)
The distribution and shareholder servicing fee for Class T shares are ongoing fees that are not paid at the time of purchase. We will cease paying the distribution and shareholder servicing fee (and cease deducting this fee from amounts otherwise available for distribution to a Class T stockholder) with respect to a Class T share sold in our primary offering at the earlier of (i) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of shares in our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan); (ii) the sixth anniversary of the last day of the fiscal quarter in which our initial public offering (excluding our distribution reinvestment plan) terminates; (iii) the end of the month in which our transfer agent, on behalf of the Company, determines that total underwriting compensation, including selling commissions, dealer manager fees, the distribution and shareholder servicing fee and other elements of underwriting compensation with respect to such Class T share, would be in excess of 10% of the total gross investment amount at the time of purchase of such Class T share in our primary offering; and (iv) the sale of the Company or the sale of all or substantially all of the Company’s assets. We cannot predict if or when this will occur. If $1,000,000,000 in shares of common stock (consisting of $500,000,000 in Class A shares and $500,000,000 in Class T shares) is sold in the primary offering, then the maximum amount of distribution and shareholder servicing fees payable to our dealer manager is 4.5%, before the 10% underwriting compensation limit is reached.